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                                                                Exhibit 99.1

                   [FPA MEDICAL MANAGEMENT, INC. LETTERHEAD]


                        Company:                FPA Medical Management, Inc.
                                                AHI Healthcare Systems, Inc.

                        Investor Contact:       Steven M. Lash
                                                Executive Vice President and
                                                Chief Financial Officer
                                                FPA Medical Management, Inc.
                                                (619) 295-7005

                                                H.R. Brereton Barlow
                                                Chief Financial Officer
                                                AHI Healthcare Systems, Inc.
                                                (310) 803-0100


         FPA MEDICAL MANAGEMENT, INC. AND AHI HEALTHCARE SYSTEMS, INC.
                           ANNOUNCE MERGER AGREEMENT

        SAN DIEGO, CALIFORNIA, AND DOWNEY, CALIFORNIA, NOVEMBER 11, 1996.....
FPA MEDICAL MANAGEMENT, INC. (NASDAQ:FPAM) AND AHI HEALTHCARE SYSTEMS, INC. (NASDAQ:AHIS) today announced that they have entered into a definitive agreement pursuant to which FPA Medical Management will acquire AHI Healthcare Systems in a stock-for-stock merger. The combination of these two companies will create one of the largest physician practice management companies operating in the U.S. with pro forma combined revenues (including revenues expected to result from FPA's previously announced proposed transaction with Foundation Health Corporation {NYSE FH}) for 1997 of approximately $1 billion.

        The merger will be accounted for as a pooling of interests. Under the terms of the merger agreement which has been approved by the Board of Directors of each company, each outstanding share of AHI Healthcare Systems' common stock would be exchanged for $8.75 worth of shares of FPA Medical Management's common stock, subject to adjustment in the event that the value of the FPA common stock during the measurement period is less than $14.38 of greater than $22.38 per share. FPA expects to issue approximately 6.1 million shares of its common stock in the transaction valued at approximately $130 million, based on the closing price of the common stock of FPA Medical Management on November
8, 1996.

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        As of September 30, 1996, AHI services more than 200,000 HMO enrollees.
Following the consummation of the proposed merger with AHI and the proposed transaction with Foundation, FPA expects to provide services to over 800,000 enrollees in 25 states.

        Commenting on the agreement, Dr. Sol Lizerbram, Chairman of FPA Medical Management, stated, "We believe this transaction will provide significant market consolidation in several states in which both companies operate, including California, Texas and Florida. In addition, the acquisition will give FPA access to AHI's data management systems designed to increase provider and patient satisfaction."

        Dr. Seth Flam, FPA's President and Chief Executive Officer, stated, "FPA has demonstrated its ability to consolidate and execute our successful model in both new and existing markets. This transaction with AHI advances FPA's position as the largest physician practice management company in the country focusing on primary care and quality."

        Steven Lash, FPA's Executive Vice President and Chief Financial Officer, stated, "Through consolidation of general and administrative functions, we expect to decrease AHI's general and administrative expense by approximately $14 million, which will make the transaction immediately accretive."

        Dr. Leonardo A. Berezovsky, AHI's Chairman and Chief Executive Officer, stated, "I am extremely pleased to announce this transaction with such a high quality company. The combined entity will clearly advance the primary care focus in the managed care industry."

        Needham & Company, Inc. was the financial advisor for FPA Medical Management and Smith Barney Inc. was the financial advisor for AHI Healthcare Systems. Both advisors have rendered their fairness opinions. The closing of the transaction is subject to the receipt of regulatory approval and certain other conditions, including the approval of the stockholders of both companies, and is expected to close early 1997.

        FPA Medical Management, Inc. is a national healthcare management service organization that organizes and manages primary care physician networks to contract with HMOs and other prepaid health insurance plans to provide physician and related healthcare services and provides contract management and support services to hospital-based emergency departments.

        AHI Healthcare Systems, Inc. integrates individual and small groups of primary care physicians and specialists into comprehensive local managed healthcare delivery networks, providing affiliated physicians with access to managed care contracts and single-source access to health maintenance organizations.

        Certain statements contained in this release are forward looking. Although FPA Medical Management, Inc. and AHI Healthcare Systems, Inc. believe that their respective expectations are based on reasonable assumptions within the bounds of their knowledge of their business and operations, there can be no assurance that actual results will not differ materially from their expectations. Factors that could cause actual results to differ from expectations include the difficulty in controlling healthcare costs and integrating the two companies' operations and the possible negative effects of prospective healthcare reform. For other important factors that may cause actual results to differ materially from expectations and underlying assumptions, see reports by FPA Medical Management, Inc. and AHI Healthcare Systems, Inc. filed with the Securities and Exchange Commission.

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